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                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT
                              --------------------

     This EMPLOYMENT AGREEMENT ("Agreement"), dated as of March 17, 2003, is entered into by and between Medco Health Solutions, Inc. ("Medco Health"), a Delaware corporation with offices at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417 and David B. Snow, Jr. ("the Executive"). Medco Health is currently a wholly owned subsidiary of Merck & Co., Inc. ("Merck"). Merck has publicly announced its intention to establish Medco Health as a separate, public company in mid-2003, subject to market conditions.

     1. Employment. Medco Health hereby agrees to employ the Executive during the Employment Period subject to the terms of this Agreement, and, provided that this Agreement has not terminated prior to March 31, 2008, thereafter as an employee-at-will. Unless prevented by sickness or disability, the Executive shall use his best and most diligent efforts to promote the interests of Medco Health and its affiliates and shall devote his full business time and attention to his employment under this Agreement. The Executive will not, without the prior written approval of Medco Health's Board of Directors, engage in any other business activity that would interfere with the performance of his duties, services and responsibilities hereunder or that is in violation of policies established by Medco Health; provided, however, that this Agreement shall not be interpreted as prohibiting the Executive from managing his personal affairs or engaging in charitable or civic activities. For purposes of this Agreement, "Employment Period" shall mean a period commencing on March 31, 2003 and ending on the sooner of March 31, 2008 or the date on which this Agreement is terminated under paragraph 10 below.

     2. Title. Upon his commencement of employment at Medco Health, the Executive's title shall be Chief Executive Officer and President, and he shall be a member of Medco Health's Board of Directors ("the Board of Directors"). The Executive shall report to the Board of Directors as it may be constituted from time to time. Within three months following the commencement of his employment with Medco Health, the Executive shall also be appointed Chairman of the Board of Directors and shall continue to report to the Board of Directors. The Executive shall have powers, responsibilities and authorities of Chief Executive Officer, President, Director and, upon being so named, of Chairman of the Board of Directors, as established by custom and practice, or as otherwise determined by the Board of Directors.

     3. Compensation. As compensation for the Executive's services under this Agreement, Medco Health shall pay the Executive a base salary at the rate of $800,000 per year, payable in equal installments in accordance with Medco Health's practice. Beginning in the first quarter of 2004, the Executive's base salary then in effect and other components of compensation shall be reviewed and, if appropriate, revised by the Board of Directors no less frequently than annually, provided that the Executive's annual base salary shall not be less than $800,000 during the Employment Period. The Executive shall not participate in such compensation review or revision.

     4. Annual Incentive. The Executive shall be eligible to participate in Medco Health's annual incentive bonus plan in accordance with its terms and conditions. During the


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Employment Period, the target amount of such bonus shall be 100 percent of the
Executive's base salary at the end of the prior calendar year. The actual amount of the annual bonus shall be determined by the Board of Directors considering Medco Health's and the Executive's performance. For award year 2003, the Executive shall be eligible for a bonus payable in or around March 2004. The Executive shall not participate in deliberations or determinations of the Board of Directors concerning his bonus.

     5. Long-Term Incentives. The Executive shall be eligible to receive annual long-term incentives. The first such long-term incentives shall be provided to the Executive in the first quarter of 2004. In the first quarter of 2004, the target aggregate economic value of all long-term incentives provided to the Executive shall be $4,800,000 (600% of the Executive's starting base salary of $800,000). By way of example, if only a nonqualified stock option is to be granted, the number of shares subject to such option is determined by dividing the $4,800,000 by the Black-Scholes value of a nonqualified stock option for one share of Medco Health stock. Such Black-Scholes value shall be determined using the standard valuation methodology, based on the maximum term of the option award. The resulting number of shares shall then become the target number of shares to be used in determining future stock option grants or other long-term incentives. By way of example, if the Board of Directors implements an alternate long-term incentive plan to replace 25% of the stock option value, the alternative long-term incentive must have an economic value at grant that is approximately equivalent in value to the forgone stock options. In determining the economic equivalent value of forgone stock options, such value shall be determined based on reported value for financial disclosure purposes and, to the extent such awards are granted to other senior executives, in accordance with the valuation procedures used to determine awards for such individuals. The date such long-term incentives are granted shall generally be the same as the date long-term incentives are granted to other senior executives of Medco Health. The form, amount and grant date of any long-term incentives shall be determined by the Board of Directors. The Executive shall not participate in such determination.

     6. Equity-Based Awards upon the Earlier of IPO or Spin-Off. Upon the effective date of the earlier of the (i) initial public offering of Medco Health ("IPO") or (ii) the complete distribution to its stockholders by Merck of the shares of Medco Health ("Spin-Off"), the Executive shall be granted:

     (a) a nonqualified stock option for the number of shares of Medco Health determined by dividing $5,000,000 by the Black-Scholes value of a nonqualified stock option for one share of Medco Health stock on the grant date at the exercise price set on the grant date. For such purposes, Black-Scholes value shall be determined using the full term of the option award and the average stock price volatility of selected industry peers; and

     (b) a grant of restricted stock units for the number of shares of Medco Health determined by dividing $2,500,000 by the stock price of Medco Health shares on the day of the grant.

     If the grants are made upon the effective date of the IPO, the per share option exercise price and the stock price used to determine the restricted stock units shall be the IPO price of


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Medco Health common stock. If the grants are made upon the Spin-Off, the per share option exercise price and the stock price used to determine the restricted stock units shall be determined on such date by a method to be determined by the Board of Directors. The Executive shall not participate in such determination.

     The stock option and restricted stock units granted pursuant to this paragraph shall vest on the third anniversary of the grant date. The stock option and restricted stock units shall have terms as described in Attachment "A" annexed hereto.

     7. Participation in Other Benefit Plans. As an employee of Medco Health, the Executive shall be eligible to participate in Medco Health's employee benefit plans for its salaried employees on a basis comparable to Medco Health's other most senior executives, including but not limited to its medical, dental, disability, life insurance, pension and savings plans, subject to any contribution requirements applicable to participants of such plans and programs. The Executive shall be entitled to take five weeks of paid vacation during each calendar year.

     8. Other Benefits.

          (a) Medco Health shall pay for the cost of personal financial planning to the Executive by a financial counselor of the Executive's choice, provided that the cost to be borne by Medco Health shall not exceed $15,000 in 2003 and $10,000 in subsequent years of the Employment Period.

          (b) During the Employment Period, Medco Health shall pay the Executive a monthly automobile allowance of $1,885.

          (c) Upon submission of itemized invoices indicating time and charges, Medco Health shall reimburse the Executive for reasonable attorneys' fees up to $25,000 incurred in the drafting, negotiation and execution of this Agreement.

          (d) During the Employment Period, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement. Medco Health shall reimburse him for all such reasonable business expenses subject to and in accordance with the terms and conditions of Medco Health's policies applicable to its other senior executives.

          (e) Medco Health shall indemnify and hold harmless the Executive in the same amount and to the same extent as its other senior officers and directors for any action or inaction of the Executive while serving as an officer or director of Medco Health or any of its affiliates or, at Medco Health's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. Medco Health shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after termination of



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               employment in the same amount and to the same extent as Medco
               Health covers its other senior officers and directors.

     9. Full Settlement. Medco Health's obligation to make the payments or grant the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Medco Health may have against the Executive or others, except as otherwise provided in this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable or benefits granted to the Executive under any of the provisions of this Agreement and such amounts or benefits shall not be reduced because the Executive obtains other employment, except as otherwise provided in this Agreement, except that any continued healthcare benefits provided for in subparagraphs 10(b) and 10(c) shall be secondary to any coverage provided to the Executive and his spouse and eligible dependents by any such other employment.

     10. Termination.

          (a) By Medco Health for Cause. Upon written notice to the Executive specifying the basis for such action, Medco Health may discharge the Executive and terminate this Agreement for Cause. As used in this paragraph, "Cause" shall exist only if, after reasonable investigation, a majority of the Board of Directors (excluding the Executive), after providing the Executive (and his counsel, if he so chooses) a reasonable opportunity to be heard, finds that one or more of the following conditions exists: (i) an act or acts of personal dishonesty or misrepresentation made by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of Medco Health; (ii) demonstrably willful and deliberate violations by the Executive of the Executive's obligations under this Agreement; (iii) the Executive's gross neglect (other than any such failure resulting from incapacity due to physical or mental illness) or gross misconduct in carrying out his duties resulting, in either case, in material economic harm to Medco Health; (iv) the conviction of, or plea of nolo contendere by, the Executive of a felony. Upon Medco Health's termination of this Agreement for Cause: the Executive shall forfeit any remaining equity awards granted under paragraphs 5 and 6 hereof (whether or not = vested) have not yet been paid, been exercised or become unrestricted (as applicable) as of the date of such termination; Medco Health shall have no obligation to provide severance or separation pay to the Executive; and Medco Health shall be relieved, as of the effective date of the termination, from any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. For purposes of the foregoing sentence, the annual bonus described in paragraph 4, and equity and incentive awards described in paragraphs 5 and 6, shall not be deemed accrued or vested benefits.



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          (b)  By Medco Health without Cause or by Reason of Disability or by the Executive for Good Reason. Medco Health on written notice to the Executive may discharge the Executive and terminate this Agreement without Cause at any time during the Employment Period. Medco Health on written notice to the Executive may discharge the Executive and terminate this Agreement at any time during the Employment Period by reason of Disability which, for purposes of this Agreement, means the failure of the Executive to carry out substantially and effectively Executive's duties and responsibilities hereunder for a period in excess of eight consecutive weeks or twelve weeks in any six-month consecutive period. The Executive may terminate this Agreement during the Employment Period upon written notice to Medco Health, for Good Reason which, for purposes of this paragraph, will arise only (i) if Medco Health fails to appoint the Executive as Chairman of the Board of Directors within three months after his employment by Medco Health has commenced, provided that such notice must be received by Medco Health's Board of Directors no later than 120 days after such employment has commenced, (ii) if Medco Health has not become a separate public company by December 31, 2004, provided that such written notice must be received by Medco Health's Board of Directors no later than January 31, 2005, (iii) if Medco Health takes any action that results in a substantial and material diminution in the Executive's position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Medco Health promptly after receipt of written notice thereof given by the Executive, or if the Executive is required to report to anyone other than the full Board of Directors, provided that written notice must be received by the Board of Directors within 30 days of such diminution or change in reporting, whichever is applicable, or (iv) if Medco Health fails to comply with and satisfy paragraph 15 of this Agreement, provided that such written notice must be received by the Board of Directors within 60 days of such initial failure or noncompliance. Upon termination of this Agreement during the Employment Period either by Medco Health without Cause or by reason of Disability or by the Executive for Good Reason (as described above), Medco Health shall be relieved of any further salary or compensation payments to the Executive other than the payment of accrued or vested benefits. Notwithstanding the preceding sentence, the Executive shall also be entitled to receive, in return for a general release and waiver of claims, a severance payment (subject to appropriate payroll and tax withholding and deductions) equal in amount to twice the sum (one times the sum in the case of termination by reason of Disability) of the Executive's current (i.e., at the time of termination) annual base pay plus the last annual bonus he received from Medco Health prior to such termination, and payment for 12 months by Medco Health of the premium cost of COBRA continuation coverage for him and his spouse and dependents who are eligible for COBRA continuation coverage. The foregoing severance payment shall be in lieu of any other severance payment or arrangement under any Medco Health plan, policy or practice, and shall be paid in 24 equal monthly installments (12




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               equal monthly installments in the case of termination by reason of Disability) beginning on the last day of the month following the month in which the Executive's employment with Medco Health terminated; provided, however, that upon the Executive's post-employment substantial or material breach of any of his obligations set forth in paragraph 11 below, or upon Medco Health's learning after the termination of the Executive's employment that the Executive either breached any such obligation during the Employment Period, or engaged in conduct during the Employment Period that would have warranted the termination of this Agreement for Cause under paragraph 10(a) hereof, Medco Health shall be relieved of the obligation to make any, or any further, severance or COBRA payment or payments under this subparagraph 10(b).

          (c) By Medco Health Following a Change in Control. If within one year of a "Change in Control" as defined in Attachment "B" annexed hereto, the Executive's employment with Medco Health is terminated by the Company without Cause, Medco Health shall be relieved of any further salary or compensation payments hereunder, except that the Executive shall be entitled to receive, in return for a general release and waiver of claims, a lump sum severance payment (subject to appropriate payroll and tax withholding and deductions) equal in amount to three times the sum of the Executive's current annual base pay plus the last annual bonus he received from Medco Health prior to such termination, and payment for 12 months by Medco Health of the premium cost of COBRA continuation coverage for him and his spouse and dependents who are eligible for COBRA continuation coverage. The foregoing severance payment shall be in lieu of any other severance payment or arrangement under any Medco Health plan, policy or practice. Stock-based incentives shall be governed by their terms. If it shall be determined that any payment to the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Executive shall receive a "Tax Gross-Up Payment." A Tax Gross-Up Payment means an amount payable to the Executive such that, after payment of excise taxes on such amount, there remains a balance sufficient to pay the excise taxes being reimbursed.

          (d) Resignation from the Board of Directors. If the Executive's employment with Medco Health ends for any reason, and the Board of Directors requests that the Executive resign from the Board of Directors, the Executive agrees to resign from the Board of Directors immediately upon receipt of such request.

          (e) Continuing Obligations. The termination of this Agreement shall not affect any of the Executive's post-employment obligations that may arise under paragraph 11 below.



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     11. Noncompete, Nonsolicitation, Developments, Nondisparagement and
Confidentiality. In consideration for the compensation and benefits provided pursuant to this Agreement, the Executive agrees:

          (a) While the Executive is an employee of Medco Health and for a period of two years after his employment by Medco Health terminates, the Executive will not (as an individual, principal, agent, employee, consultant or otherwise) for any reason without Medco Health's prior written consent, directly or indirectly in any territory in which Medco Health and/or any of its affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in competition with, the business of Medco Health, which includes, but is not limited to, the following businesses: (i) the third party prescription drug claims processing business; (ii) the design, development or marketing of or consulting as to, prescription drug benefit plans; (iii) the provision of mail service pharmacy (including all those products and services that are presently or hereafter marketed by Medco Health, or that are in the development stage at the time of termination of the Executive's employment at Medco Health and are actually marketed by Medco Health and/or its any of its affiliates thereafter); (iv) the collection, analysis and/or sale of data relating to prescription drug utilization;
               (v) the pharmacy benefit management and disease management business whether such business is conducted through mail service, retail pharmacy networks or other means, including but not limited to the internet and other types of electronic transmission; (vi) the organization and administration of retail pharmacy networks; and (vii) any other business in which Medco Health and/or its any of its affiliates is then engaged (hereinafter collectively, the "Business of Medco Health"). In addition, the Executive agrees not to have an equity interest in any such firm or business other than a 1% or less shareholder of a public corporation. Notwithstanding the foregoing, after the Executive's employment by Medco Health terminates, nothing herein shall be construed to prevent or restrict the ability of the Executive to perform services (as an individual, principal, agent, employee, officer, director, consultant or otherwise) for any business or entity primarily engaged in the operation, management, financing or marketing of health insurance or health maintenance organizations, provided that such business or entity is not engaged in the third party prescription drug claims processing business or the pharmacy benefit management business.

          (b) During the Executive's employment with Medco Health and for a period of two years following the termination of his employment with Medco Health, he will not, directly or indirectly, (i) solicit or contact any customer or targeted potential customer of Medco Health and/or any of its affiliates for the purpose of offering products or services that, directly or indirectly, compete or interfere with the Business of Medco Health and/or its any of its affiliates, (ii) induce or attempt to induce, any employees, agents or other consultants of Medco Health and/or its any of its affiliates to do anything from which the


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               Executive is restricted by reason of this Agreement, (iii) offer or aid others to offer employment to any employees, agents, or other consultants of Medco Health and/or its any of its affiliates, or (iv) provide services to any customer or otherwise interfere with or disrupt any contractual or potential contractual relationship between any customer and Medco Health and/or any of its affiliates.

          (c) The Executive agrees that, during his employment and following the termination of his employment with Medco Health, he will not disparage Medco Health, any of its affiliates, products, officers, employees, former employees, representatives or agents in any way whatsoever.

          (d) All data, concepts, ideas, designs, findings, discoveries, inventions, improvements, advances, methods, formulas, plans, programs (computer or otherwise), practices, techniques, developments and relationships with customers and prospective customers relating in any way to the present and/or contemplated products, services, or business of Medco Health (collectively "Developments") that the Executive may conceive, make, invent or suggest during or as a result of his employment by Medco Health, whether acting alone or in conjunction with others, shall be the sole and absolute property of Medco Health free of any rights of any kind on the part of the Executive. The Executive shall promptly make full disclosure of all Developments to Medco Health. He agrees to do all acts and things (including, among others, the execution and delivery of patent and copyright applications and instruments of assignment) deemed by Medco Health to be necessary or desirable at any time in order to effect the full assignment to Medco Health of his rights, if any, to such Developments.

          (e) The Executive recognizes that, in connection with his employment by Medco Health, he may learn of, and/or it may be desirable or necessary for Medco Health to disclose to him confidential information ("Confidential Information"). He understands that Confidential Information is valuable and propriety to Medco Health (or to third parties that have entrusted the Confidential Information to Medco Health). The Executive agrees that, except as required by his employment with Medco Health, he will not at any time, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity without the express prior written consent of Medco Health. The term Confidential Information shall include, but shall not be limited to: (i) customer lists, lists of potential customers and details of agreements with customers; (ii) acquisition, expansion, marketing, financial and other business information and plans of Medco Health; (iii) research and development; (iv) data concerning usage of prescription drugs and any other data compiled by Medco Health; (v) computer programs; (vi) sources of supply; (vii) identity of specialized consultants and contractors and Confidential Information developed by them for Medco Health;
               (viii) purchasing, operating and other



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               cost data; (ix) special customer needs, cost and pricing data;
               (x) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and
               (xi) patient records and data, including all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by Medco Health as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded. Confidential Information shall not include such information that is generally available to the public (other than as a result of a disclosure by the Executive) or that is disclosed to the Executive by a third party under no obligation to keep such information confidential.

          (f) Upon the termination of the Executive's employment with Medco Health or upon Medco Health's request, whichever is sooner, the Executive shall immediately deliver to Medco Health all plans, designs, listings, manuals, records, notebooks, and similar repositories of or containing Confidential Information or other documents and data relating to Medco Health's products, services, or business then in the Executive's possession or control or available from other persons receiving such documents from the Executive, whether prepared by the Executive or others. The Executive shall not retain any copies or abstracts of any such documents. Upon the termination of the Executive's employment with Medco Health, the Executive shall immediately deliver to Medco Health all Medco Health property in his possession or control including, but not limited to, computer(s) and office equipment.

          (g) Any substantial or material breach by the Executive of any of the post-employment obligations set forth in this paragraph 11, shall terminate any further post-employment obligations that Medco Health may have relative to providing post-employment compensation or benefits to the Executive and shall result in the immediate expiration of any outstanding options, vested or unvested.

     12. Applicable Law. Any question as to the scope, interpretation and effect of this Agreement will be resolved under the substantive and procedural laws of the State of New Jersey and the United States.

     13. Enforceability. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and effect and shall continue to be enforceable to the fullest and greatest extent permitted by law.

     14. No Representations. The Executive agrees that no promises, other than the promises in this Agreement, have been made to him by or on behalf of Medco Health. He agrees that in executing this Agreement he is not relying upon any statement or representation, other


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than those set forth herein, made by or on behalf of Medco Health concerning his employment by Medco Health.

     15. Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of Medco Health shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon Medco Health and its successors and assigns.

          (c) Medco Health shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Medco Health to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Medco Health would be required to perform it if no such succession had taken place.

     16. Contingencies. This Agreement is contingent upon the successful (i.e., satisfactory to Medco Health) completion of both a pre-employment drug screen and a background check of the Executive prior to March 31, 2003.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                          MEDCO HEALTH SOLUTIONS, INC.


                          By: /s/ Richard T. Clark
                              ---------------------------------------
                                  Richard T. Clark



                          EXECUTIVE


                          /s/ David B. Snow, Jr.
                          ---------------------------------------------
                          David B. Snow, Jr.





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                                  ATTACHMENT A

             MEDCO HEALTH SOLUTIONS, INC. 2002 STOCK INCENTIVE PLAN
                        NON-QUALIFIED STOCK OPTION (NQSO)
                           SUMMARY OF CEO GRANT TERMS

This is a summary of the terms applicable to the non-qualified stock option granted under the Medco Health Solutions, Inc. 2002 Stock Incentive Plan (the "Plan") pursuant to the Employment Agreement between David B. Snow, Jr. and Medco Health Solutions, Inc. (the "Employment Agreement"). Different terms may apply to any other stock option granted under the Plan.

I.  GENERAL INFORMATION

----------------------------------------------------------------------

Grant Type:                NQSO
Number of Shares:          [TBD]
Option Price:              [TBD]
Grant Date:                [TBD]
Vesting Date:              3rd Anniversary of Grant Date
Expiration Date:           Day before 10th Anniversary of Grant Date

----------------------------------------------------------------------


This stock option becomes exercisable on the Vesting Date indicated in the accompanying box. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date except that, if your employment with Medco Health Solutions, Inc. ("the Company") ends for any reason, your right to exercise this stock option will be determined according to the terms in Section II.

II. TERMINATION OF EMPLOYMENT

A. General Rule. If your employment is terminated for any reason other than those specified in paragraphs B-F, this stock option, if unvested, will expire on the date your employment ends; this stock option, if vested, will expire on the day before the same date of the third month after your employment ends, but in no event later than the original Expiration Date.

B. Termination for Other Than Cause. If (i) you have been employed by the Company for at least one year and (ii) prior to the Vesting Date, the Employment Agreement is terminated by the Company for reason other than (a) Cause (as defined in the Employment Agreement) or (b) a reason specified in paragraphs C-F below, then a portion of this stock option will vest on the later of (1) the first anniversary of the date your employment with the Company ends, or (2) if the grant is made upon IPO, the date of the distribution by Merck & Co., Inc. of the remaining shares of the Company (the "Spin-off"), but in no event later than the original Vesting Date. The vested portion will be 1/3 for termination on any date after the one year anniversary of the first day of the Employment Period through the day before the first anniversary of the grant date; 2/3 for termination on the first anniversary of the grant date through the day before the second anniversary of the grant date; and fully vested for termination on or after the second anniversary of the grant date. The unvested portion of this stock option will expire on the date the Employment Agreement is terminated by the Company. Any portion of this stock option that is vested as a result of this paragraph, will expire, in its entirety, the day before the second anniversary of the date the Employment Agreement is terminated by the Company. If, after the



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

Vesting Date, the Employment Agreement is terminated by the Company for reason other than (a) Cause (as defined in the Employment Agreement) or (b) a reason specified in paragraphs C-F below, then this stock option will expire the day before the second anniversary of the date the Employment Agreement is terminated, but in no event later than the original Expiration Date.

C. Retirement. If you retire from service with the Company, this stock option will continue to become exercisable on the applicable Vesting Date and will expire on the original Expiration Date.

D. Death. If you die, this stock option, if unvested, will vest on the later of
(i) the date of your death or (ii) if the grant is made upon IPO, the date of the Spin-off but in no event later than the original Vesting Date. Whether already vested on the date of your death or vested as a result of your death, this stock option will expire the day before the third anniversary of your death, or such earlier date as may be required under applicable non-U.S. law, but in no event later than the day before the first anniversary of the original Expiration Date.

E. Gross Misconduct. If your employment is terminated as a result of your gross misconduct (as determined by the Company), this stock option (to the extent unexercised and whether vested or unvested) will expire immediately upon such termination. For purposes of this option, gross misconduct means Cause as defined in the Employment Agreement.

F. Change in Control. If your employment with the Company is terminated within one year of a Change in Control (as that term is defined in the Plan), for any reason other than resignation or one of the reasons specified in paragraphs C-E above, this stock option, if unvested, will vest on the date of your termination. Whether already vested on the date of your termination or vested as a result of your termination, this stock option will expire the day before the second anniversary of the date your employment with the Company ends, but in no event later than the original Expiration Date.

III. POST EMPLOYMENT OBLIGATIONS.

If you substantially or materially breach any of the post-employment obligations set forth in paragraph 11 of the Employment Agreement, this option shall expire immediately, whether vested or unvested.

IV.  TRANSFERABILITY

This stock option is not transferable and may not be assigned or otherwise transferred except, under specific terms as determined by the Board of Directors or its Compensation Committee of the Board, while you hold a position as an executive officer subject to Section 16 of the Securities Exchange Act of 1934, or within, twelve (12) months of retirement from, such Section 16 position.

This stock option is subject to the provisions of the Company's 2002 Stock Incentive Plan and the Rules and Regulations thereunder established by the Company's Board of

Directors or its Compensation Committee (except where the terms set forth herein conflict with the Rules and Regulations, in which case these terms shall control).

             MEDCO HEALTH SOLUTIONS, INC. 2002 STOCK INCENTIVE PLAN
                           RESTRICTED STOCK UNIT (RSU)
                           SUMMARY OF CEO GRANT TERMS


This is a summary of the terms applicable to the restricted stock unit ("RSU") granted under the Medco Health Solutions, Inc. 2002 Stock Incentive Plan (the "Plan") pursuant to the Employment Agreement between David B. Snow, Jr. and Medco Health Solutions, Inc. (the "Employment Agreement"). Different terms may apply to any other RSU granted under the Plan.

I. GENERAL INFORMATION

------------------------------------------------------

Grant Type:           RSU
Number of Shares:     [TBD]
Grant Price:          [TBD]
Grant Date:           [TBD]
Vesting Date:         3rd Anniversary of Grant Date

------------------------------------------------------

This grant becomes payable on the Vesting Date indicated in the accompanying box. Payment will be in shares of common stock of Medco Health Solutions, Inc. ("the Company"). If your employment with the Company ends for any reason, your right to this grant will be determined according to the terms in Section II.


II. TERMINATION OF EMPLOYMENT

A. General Rule. If your employment is terminated for any reason other than those specified in paragraphs B-E, this grant, if unvested, will be forfeited on the date your employment ends.

B. Termination for Other Than Cause. If (i) you have been employed by the Company for at least one year and (ii) prior to the Vesting Date, the Employment Agreement is terminated by the Company for reason other than (a) Cause (as defined in the Employment Agreement) or (b) a reason specified in paragraphs C-F below, then a portion of this grant will vest on the later of (1) the first anniversary of the date your employment with the Company ends, or (2) if the grant is made upon IPO, the date of the distribution by Merck & Co., Inc. of the remaining shares of the Company (the "Spin-off"), but in no event later than the original Vesting Date. The vested portion will be 1/3 for termination on any date after the one year anniversary of the first day of the Employment Period through the day before the first anniversary of the grant date; 2/3 for termination on the first anniversary of the grant date through the day before the second anniversary of the grant date; and fully vested for termination on or after the second anniversary of the grant date. The unvested portion of this grant will be forfeited on the date the Employment Agreement is terminated by the Company.

C. Retirement. If you retire from service with the Company, this grant will continue to vest on the applicable Vesting Date.

D. Death. If you die, this grant, if unvested, will vest on the later of (i) the date of your death or (ii) if the grant is made upon IPO, the date of the Spin-off, but in no event later than the original Vesting Date.

E. Gross Misconduct. If your employment is terminated as a result of your gross misconduct (as determined by the Company), this grant, if unvested, will be forfeited immediately upon such termination. For purposes of this grant, gross misconduct means Cause as defined in the Employment Agreement.

F. Change in Control. If your employment with the Company is terminated within one year of a Change in Control (as that term is defined in the Plan), for any reason other than resignation or one of the reasons specified in paragraphs C-E above, this grant, if unvested, will vest on the date of your termination.

III. POST-EMPLOYMENT OBLIGATIONS.

If you substantially or materially breach any of the post-employment obligations set forth in paragraph 11 of the Employment Agreement, any portion of this grant that is unvested shall expire immediately.

This grant is subject to the provisions of the Company's 2002 Stock Incentive Plan and the Rules and Regulations thereunder established by the Company's Board of Directors or its Compensation Committee (except where the terms set forth herein conflict with the Rules and Regulations, in which case these terms shall control).

                                 ATTACHMENT "B"
                                 --------------

     A "Change in Control" shall mean the occurrence during the term of the Employment Period, but following the complete distribution to its stockholders by Merck & Co., Inc. ("Merck") of the shares of Medco Health (the "Spin-Off"), of any one of the following events:

     (a) An acquisition (other than directly from Medco Health) of any shares of Common Stock or other voting securities of Medco Health by any "Person" (for purposes of this Section only, as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of Common Stock or (ii) the combined voting power of Medco Health's then outstanding voting securities entitled to vote for the election of directors (the "Voting Securities"); provided, however, in determining whether a Change in Control has occurred, shares of Common Stock or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Medco Health or
          (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Medco Health (for purposes of this definition, a "Related Entity"), (ii) Medco Health or any Related Entity, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined); or

     (b) The individuals who, immediately following the Spin-Off, are members of the Board of Directors of Medco Health (the "Incumbent Board"), (i) cease for any reason to constitute at least a majority of the members of the Board of Directors of Medco Health, or (ii) following a Merger (as hereinafter defined), do not constitute at least a majority of the board of directors of (x) the Surviving Corporation (as hereinafter defined), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation (as hereinafter defined); provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Medco Health (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

     (c)  The consummation of:

                  (i) A merger, consolidation or reorganization with or into Medco Health or a direct or indirect subsidiary of Medco Health or in which securities of Medco Health are issued (a "Merger"), unless the Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean:

                  (A) the stockholders of Medco Health immediately before such Merger own directly or indirectly immediately following the Merger at least fifty percent (50%) of the outstanding common stock and the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the "Surviving Corporation"), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a "Parent Corporation"), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

                  (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Merger, constitute at least a majority of the members of the board of directors of, (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and

         (C) no Person other than (1) Medco Health or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by Medco Health or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding shares of Common Stock or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation.

         (ii) A complete liquidation or dissolution of Medco Health; or

         (iii) The sale or other disposition of all or substantially all of the assets of Medco Health and its subsidiaries taken as a whole to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to Medco Health's stockholders of the stock of a Related Entity or any other assets).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding shares of Common Stock or Voting Securities as a result of the acquisition of shares of Common Stock or Voting Securities by Medco Health which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by Medco Health, and after such share acquisition by Medco Health, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

         Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change in Control.